Exhibit 99.1

CONSENT OF DIRECTOR DESIGNEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form F-1 (No. 333-189428) (the “Registration Statement”) of Iroko Pharmaceuticals Inc. (the “Company”), the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, and any amendment to such Registration Statement, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ John A. Skolas
John A. Skolas

Date:	July 10, 2013